UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 8, 2015

GREAT BASIN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36662	83-0361454
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2441 South 3850 West, Salt Lake City, UT
(Address of principal executive offices)

84120
(Zip code)

(801) 990-1055
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03     Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information regarding the Reverse Stock Split (as defined herein) contained in Item 5.03 of this Current Report on Form 8-K is incorporated by reference herein.

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 8, 2015, Great Basin Scientific, Inc. (the “Company”) held a special meeting (the “Special Meeting”) of its stockholders.  At the Special Meeting, the stockholders approved an amendment to the Company’s Seventh Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to effect a reverse stock split of the Company’s common stock  at a ratio between 1 to 50 and 1 to 60, such ratio to be determined by the board of directors of the Company (the “Board”), and to reduce the par value of the Company’s common stock from $0.001 to $0.0001 (the “Reverse Stock Split”). Immediately after the Special Meeting, the Board held a meeting and approved the Reverse Stock Split at a ratio of 1 to 60, such Reverse Stock Split to be effective at 5:00 pm EST on December 11, 2015.

On December 10, 2015, the Company filed a Second Certificate of Amendment to its Certificate of Incorporation (the “Amendment”) with the Secretary of State of the State of Delaware, which will effect the Reverse Stock Split on December 11, 2015 at 5:00 pm EST.

As a result of the Reverse Stock Split, every sixty (60) shares of the Company’s issued and outstanding common stock, par value $0.001 was converted into one (1) share of common stock, par value $0.0001 reducing the number of issued and outstanding shares of the Company’s common stock from approximately 191 million to approximately 3.18 million and reducing the par value of the common stock from $0.001 to $0.0001.

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of pre-reverse stock split shares of the Company’s common stock not evenly divisible by sixty, will have the number of post-reverse split shares of the Company’s common stock to which they are entitled rounded up to the next whole number of shares of the Company’s common stock. No stockholders will receive cash in lieu of fractional shares.

The Reverse Stock Split will not change the authorized number of shares of common stock or preferred stock of the Company.  However, the Reverse Stock Split will result in a decrease in the par value of the Company’s common stock from $0.001 to $0.0001. Pursuant to the terms of the Company’s Series E Convertible Preferred Stock (the “Series E Preferred Shares”), the conversion price at which Series E Preferred Shares may be converted into shares of common stock will be proportionately adjusted to reflect the Reverse Stock Split. Pursuant to the terms of the Company’s Unit Purchase Options, the exercise price per unit and number of units acquirable upon exercise of the Unit Purchase Options will be proportionately adjusted to reflect the Reverse Stock Split.  In addition, pursuant to their terms, a proportionate adjustment will be made to the per share exercise price and number of shares issuable under of all of the Company’s outstanding stock options and warrants to purchase shares of common stock (including , in the case of the Series C Warrants, an adjustment to the Closing Bid Price formula for any cashless exercises which occur after the Reverse Stock Split but which reference to a pre-Reverse Stock Split Closing Bid Price), and the number of shares reserved for issuance pursuant to the Company’s equity compensation plans will be reduced proportionately..

The above description of the Amendment and the Reverse Stock Split is a summary of the material terms thereof and is qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 3.1.

Trading of the Company’s common stock on the NASDAQ Capital Market on a split-adjusted basis is expected to begin at the opening of trading on December 11, 2015. The trading symbol for the common stock will remain “GBSN.” The new CUSIP number for the Common Stock following the Reverse Stock Split is 39013L403.

Item 5.07    Submission of Matters to a Vote of Security Holders.

Special Meeting of Stockholders

At the Special Meeting, stockholders representing 132,048,133 (69.25%) shares of the Company’s issued and outstanding shares of common stock were present in person or by proxy, representing a quorum for the purposes of the Special Meeting.  The matters voted on at the Special Meeting and the results of the votes were as follows:

1.	The stockholders approved the Amendment to the Certificate of Incorporation to effect the Reverse Stock Split.

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
96,001,425	34,364,631	1,682,077	—

2.
The stockholders did not approve an amendment to the Certificate of Incorporation to increase the number of shares of authorized common stock from 200,000,000 to 950,000,000 (the “Authorized Share Increase”).

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
85,282,208	43,565,229	3,200,696	—

3.
The stockholders approved the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies in the event the stockholders did not approve the Reverse Stock Split and/or the Authorized Share Increase proposals.

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
93,506,949	34,519,800	4,021,384	—

Because the Reverse Stock Split proposal passed, the Company decided against adjourning the Special Meeting to solicit additional proxies for the Authorized Share Increase proposal.

Consent of Series C Warrant Holders to Amended Series C Warrants

The information set forth under Item 3.03 in the Company’s Current Report on Form 8-K as filed with the Commission on December 7, 2015, related to the approval by the holders of the Series C Warrants of Amendment Agreement Number Two on December 7, 2015 is hereby incorporated by reference.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

3.1	Second Certificate of Amendment to the Seventh Amended and Restated Certificate of Incorporation of Great Basin Scientific, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: December 11, 2015	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

3.1	Second Certificate of Amendment to the Seventh Amended and Restated Certificate of Incorporation of Great Basin Scientific, Inc.